                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098



PROSPECTUS SUPPLEMENT
(to prospectus dated November 2, 2000 and supplemented
November 9, 2000, November 21, 2000, November 29, 2000,
December 13, 2000, January 11, 2001, January 19, 2001
January 30, 2001, February 8, 2001, February 28, 2001,
March 5, 2001, April 5, 2001 and April 19, 2001)

                                  $586,992,000

                         UNIVERSAL HEALTH SERVICES, INC.

                         CONVERTIBLE DEBENTURES DUE 2020
                                       AND
                          CLASS B COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

     This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001, January 19, 2001, January 30, 2001,
February 8, 2001, February 28, 2001, March 5, 2001, April 5, 2001 and April 19, 2001 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                             SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders. The table of selling securityholders in the prospectus is hereby amended to amend the information provided for "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus.

                                                        Principal Amount at         Percentage of          Number of Shares of
                                                      Maturity of Debentures          Debentures       Class B Common Stock That
                 Name                                    That May Be Sold            Outstanding              May Be Sold
                 ----                                    ----------------            -----------              -----------
Lehman Brothers Inc................................        $  6,700,000                 1.14%                    37,536
Prudential Securities Incorporated.................        $  4,300,000                   *                      24,090
Any other holder of debentures or future
  transferee, pledgee, donee or successor of any
  holder...........................................          37,466,000                 6.38%                   209,787
      Total........................................        $586,992,000               100.00%                 3,288,493**
                                                           ============               =======                 ===========

_____________
*   Less than 1%.
** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.


             The date of this prospectus supplement is May 10, 2001.